Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Reports Second Quarter 2014 Results

and Declares Quarterly Dividend

Company Updates 2014 Guidance

OMAHA, NE, July 31, 2014 – West Corporation (Nasdaq:WSTC), a leading provider of technology-enabled communication services, today announced its second quarter 2014 results.

Key Quarterly Highlights:

	Three Months Ended June 30,			Six Months Ended June 30,
Unaudited, in millions except per share	2014	2013	% Change	2014	2013	% Change
Consolidated Revenue	$691.1	$672.7	2.7%	$1,367.2	$1,332.9	2.6%
Platform-based Revenue[1]	506.6	494.9	2.4%	1,001.7	976.4	2.6%
Adjusted EBITDA[2]	175.4	180.7	-2.9%	346.5	351.3	-1.3%
EBITDA[2]	171.5	178.5	-4.0%	338.6	317.5	6.7%
Adjusted Operating Income[2]	139.7	150.8	-7.4%	277.9	289.7	-4.1%
Operating Income	121.9	134.7	-9.5%	243.8	228.0	6.9%
Adjusted Net Income[2]	62.0	60.7	2.2%	121.6	105.5	15.3%
Net Income	47.8	43.7	9.4%	94.0	46.7	101.3%
Adjusted Earnings per Share - Diluted[2]	0.73	0.71	2.8%	1.43	1.40	2.1%
Earnings per Share - Diluted	0.56	0.51	9.8%	1.10	0.62	77.4%
Free Cash Flow[2,3]	76.4	69.0	10.8%	126.4	134.1	-5.8%
Cash Flows from Operations	116.4	95.0	22.5%	201.8	193.7	4.2%
Cash Flows used in Investing	(382.9)	(27.0)	NM	(418.2)	(61.0)	NM
Cash Flows from (used in) Financing	167.5	(503.3)	NM	144.7	(93.7)	NM

“We delivered another quarter of growth in revenue, earnings per share and cash from operations, while closing two strategic acquisitions that will help drive future growth,” said Tom Barker, chairman and chief executive officer of West Corporation. “We also took a number of steps to reduce our interest expense which will contribute to further improvement in profitability next year.”

[1]	Platform-based businesses include the Unified Communications segment, public safety and telecom services. Platform-based and agent services revenue are presented prior to intercompany eliminations.
[2]	See Reconciliation of Non-GAAP Financial Measures below.
[3]	Free cash flow is calculated as cash flows from operations less cash capital expenditures.

NM: Not Meaningful

Dividend

The Company today also announced a $0.225 per common share quarterly dividend. The dividend is payable on August 21, 2014 to shareholders of record as of the close of business on August 11, 2014.

Consolidated Operating Results

For the second quarter of 2014, revenue was $691.1 million compared to $672.7 million for the same quarter of 2013, an increase of 2.7 percent. Revenue from acquired entities4 was $8.8 million during the second quarter of 2014. The Company’s platform-based businesses1 had revenue of $506.6 million in the second quarter of 2014, an increase of 2.4 percent over the same quarter of the previous year. Revenue from agent services1 increased 4.2 percent in the second quarter of 2014 to $188.9 million compared to $181.2 million in the second quarter of 2013.

The Unified Communications segment had revenue of $411.9 million in the second quarter of 2014, an increase of 0.8 percent compared to the same quarter of the previous year. The increase in Unified Communications revenue included $4.7 million from SchoolMessenger. The Communication Services segment had revenue of $294.9 million in the second quarter of 2014, an increase of 8.7 percent compared to the second quarter of 2013. The increase in Communication Services revenue included $4.1 million from Health Advocate.

Adjusted EBITDA2 for the second quarter of 2014 was $175.4 million compared to $180.7 million for the second quarter of 2013. EBITDA2 was $171.5 million in the second quarter of 2014 compared to $178.5 million in the same quarter of the previous year. The decrease in EBITDA and adjusted EBITDA was due, in part, to a one-time benefit in the second quarter of 2013.

Adjusted operating income2 for the second quarter of 2014 was $139.7 million, or 20.2 percent of revenue, compared to $150.8 million, or 22.4 percent of revenue in the same quarter of 2013, a decrease of 7.4 percent. Operating income was $121.9 million in the second quarter of 2014 compared to $134.7 million in the second quarter of 2013, a decrease of 9.5 percent. This decrease was primarily due to acquisition costs, the impact of foreign currency fluctuations and mark-to-market benefit plan costs in the second quarter of 2014 and a one-time benefit in the second quarter of 2013.

Adjusted net income2 was $62.0 million in the second quarter of 2014, an increase of 2.2 percent from the same quarter of 2013. Net income increased to $47.8 million in the second quarter of 2014 from $43.7 million in the same quarter of 2013. The improvement in profitability was driven primarily by lower interest expense resulting from deleveraging and lower cost of debt.

[1]	Platform-based businesses include the Unified Communications segment, public safety and telecom services. Platform-based and agent services revenue are presented prior to intercompany eliminations.
[2]	See Reconciliation of Non-GAAP Financial Measures below.
[4]	Revenue from acquired entities includes SchoolMessenger in the Unified Communications segment after April 21, 2014 and Health Advocate in the Communications Services segment after June 13, 2014.

Balance Sheet, Cash Flow and Liquidity

At June 30, 2014, West Corporation had cash and cash equivalents totaling $159.7 million and working capital of $264.3 million. Net interest expense was $48.4 million during the three months ended June 30, 2014 compared to $57.2 million during the comparable period the prior year.

The Company’s net debt to adjusted EBITDA ratio, as calculated pursuant to the Company’s senior secured term debt facilities5, was 4.59x at June 30, 2014.

On July 1, 2014, the Company issued $1.0 billion aggregate principal amount of 5.375 percent notes due 2022 (the “2022 Senior Notes”). A portion of the net proceeds from the 2022 Senior Notes was used to repurchase, pursuant to a tender offer, $270.8 million aggregate principal amount of the 8.625 percent Senior Notes due 2018 (the “2018 Senior Notes”) and $200.0 million aggregate principal amount of the 7.875 percent Senior Notes due 2019 (the “2019 Senior Notes”). The aggregate repurchase price for the 2018 Senior Notes was $298.7 million including accrued interest of $10.8 million and tender offer premium of $17.1 million. The aggregate repurchase price for the 2019 Senior Notes was $215.3 million including accrued interest of $2.0 million and tender offer premium of $13.3 million. The Company also used a portion of the net proceeds from the 2022 Senior Notes to repay a portion of the senior secured term loan facility due 2018. The total aggregate principal amount repaid on the senior secured term loan facility due 2018 was $250.0 million. On July 17, 2014, the Company redeemed the remaining $229.2 million aggregate principal amount of the 2018 Senior Notes. The aggregate purchase price for these 2018 Senior Notes was $242.9 million including accrued interest of $0.1 million, a redemption premium of $9.9 million and a make whole premium of $3.7 million.

“The completion of the bond offering and the changes to the credit agreement have improved West’s capital structure,” said Paul Mendlik, CFO. “We were able to replace current long-term debt with extended maturities and a significantly more attractive rate, saving us approximately $38 million in annual cash interest expense. The full impact of these changes will be realized starting next year.”

During the second quarter of 2014, the Company invested $40.4 million, or 5.8 percent of revenue, in capital expenditures primarily for software, computer equipment, the consolidation of data centers and expansion of the Company’s network infrastructure.

[5]	Based on loan covenants. Covenant leverage ratio is net of cash and excludes accounts receivable securitization debt.

Acquisitions

On April 21, 2014, the Company completed the acquisition of Reliance Holding, Inc., doing business as SchoolMessenger, a leading provider of notification and mobile communication solutions for the K-12 education market. The purchase price was approximately $76.5 million and was funded with cash on hand. Results from SchoolMessenger after April 21, 2014 are included in the Company’s Unified Communications operating segment.

On June 13, 2014, the Company completed the acquisition of Health Advocate, Inc., a leading provider of healthcare advocacy services. The purchase price was approximately $265.4 million and was funded with cash on hand and use of the Company’s revolving trade accounts receivable financing facility. Results from Health Advocate after June 13, 2014 are included in the Company’s Communication Services operating segment.

Updated 2014 Guidance

The Company had originally provided 2014 guidance with the release of its fourth quarter 2013 results on January 30, 2014. A portion of the original guidance was updated on June 16, 2014 to include the expected results from the acquisitions of SchoolMessenger and Health Advocate. That update has not changed and is included in the table below. The acquisitions are expected to result in higher revenue and adjusted EBITDA. The impact of increased amortization from these acquisitions is expected to result in slightly lower operating income.

The Company has updated a portion of its 2014 guidance today to include its revised expectations for the remainder of 2014 and the impact of its recent debt refinancing. The refinancing is expected to result in a net decrease in net income of approximately $42 million and diluted earnings per share of approximately $0.49 in 2014 due to accelerated bond amortization, and bond redemption, tender offer and make-whole premiums. This decrease is net of interest savings of approximately $9 million.

Interest savings and add-backs for amortization related to acquisitions and accelerated bond amortization, and bond redemption, tender offer, and make-whole premiums on the called bonds are expected to result in slightly higher adjusted net income and adjusted diluted earnings per share. Cash flows from operations are expected to increase mainly due to the tax benefits of the refinancing transactions.

The updated guidance below assumes no additional acquisitions or changes in the current operating environment.

In millions except per share and leverage ratio	Original 2014 Guidance	Updated 2014 Guidance
Consolidated Revenue	$2,700 - $2,755	$2,775 - $2,820
Platform-based Revenue[1]	$2,000 - $2,033	$2,010 - $2,035
Agent-based Revenue[1]	$710 - $730	$780 - $800
Adjusted EBITDA[2]	$690 - $719	$705 - $730
EBITDA[2]	$677 - $706	$677 - $706
Adjusted Operating Income[2]	$547 - $576	$547 - $576
Operating Income	$488 - $517	$480 - $510
Adjusted Net Income[2]	$232 - $247	$245 - $260
Net Income	$185 - $200	$140 - $155
Adjusted Earnings per Share - Diluted[2]	$2.72 - $2.89	$2.87 - $3.04
Earnings per Share - Diluted	$2.17 - $2.34	$1.64 - $1.81
Cash Flows from Operations	$375 - $400	$415 - $435
Capital Expenditures	$140 - $160	$170 - $190
Free Cash Flow[2,3]	$225 - $250	$230 - $260
Net Debt to pro forma Adjusted EBITDA ratio[5]	4.4x - 4.5x	4.55x - 4.70x
Full year average diluted share count	85.3 - 85.5	85.3 - 85.5

[1]	Platform-based businesses include the Unified Communications segment, public safety and telecom services. Platform-based and agent services revenue are presented prior to intercompany eliminations.
[2]	See Reconciliation of Non-GAAP Financial Measures below.
[3]	Free cash flow is calculated as cash flows from operations less cash capital expenditures.
[5]	Based on loan covenants. Covenant leverage ratio is net of cash and excludes accounts receivable securitization debt.

Conference Call

The Company will hold a conference call to discuss these topics on Friday, August 1, 2014 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Financials section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will be available on the Company’s website at www.west.com.

About West Corporation

West Corporation (Nasdaq:WSTC) is a global provider of communication and network infrastructure solutions. West helps manage or support essential enterprise communications with services that include conferencing and collaboration, public safety services, IP communications, interactive services such as automated notifications, large-scale agent services and telecom services.

For over 25 years, West has provided reliable, high-quality, voice and data services. West serves clients in a variety of industries including telecommunications, retail, financial services, public safety, technology and healthcare. West has a global organization with sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. The statements contained in the updated 2014 guidance are forward-looking statements. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to various risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in West’s highly competitive industries; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; security and privacy breaches of the systems West uses to protect personal data; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; the cost of defending against intellectual property infringement claims; the effects of extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions, integrate or achieve the objectives of its recent and future acquisitions; future impairments of our substantial goodwill, intangible assets, or other long-lived assets; and West’s ability to recover consumer receivables on behalf of its clients. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the ability to obtain additional financing; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the Company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

WEST CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except selected per share and operating data)

	Three Months Ended June 30,
	2014	2013		2014
	Actual	Actual	% Change	Adjusted (3)
Revenue	$691,063	$672,695	2.7%	$691,063
Cost of services	330,368	311,939	5.9%	330,368
Selling, general and administrative expenses	238,781	226,018	5.6%	220,960

Operating income	121,914	134,738	-9.5%	139,735
Interest expense, net	48,351	57,190	-15.5%	43,471
Subordinated debt call premium and accelerated amortization of deferred financing costs	—	6,603	NM	—
Other expense (income), net	(2,395)	1,077	NM	(2,395)

Income before tax	75,958	69,868	8.7%	98,659
Income tax	28,199	26,200	7.6%	36,627

Net income	$47,759	$43,668	9.4%	$62,032

Weighted average shares outstanding:
Basic	83,953	83,524		83,953
Diluted	85,398	84,943		85,398

Earnings per share:
Basic	$0.57	$0.52	9.6%	$0.74
Diluted	$0.56	$0.51	9.8%	$0.73

SELECTED SEGMENT DATA:
Revenue:
Unified Communications	$411,900	$408,448	0.8%
Communication Services	294,938	271,400	8.7%
Intersegment eliminations	(15,775)	(7,153)	NM

Total	$691,063	$672,695	2.7%

Depreciation:
Unified Communications	$19,329	$17,512	10.4%
Communication Services	10,663	10,458	2.0%

Total	$29,992	$27,970	7.2%

Amortization:
Unified Communications - SG&A	$7,376	$6,703	10.0%
Communication Services - COS	3,034	2,506	21.1%
Communication Services - SG&A	6,477	7,244	-10.6%
Corporate - deferred financing costs	4,880	4,524	7.9%
Corporate - accelerated amortization of deferred financing costs	—	6,603	NM

Total	$21,767	$27,580	-21.1%

Share-based Compensation
Unified Communications	$1,453	$1,058	37.3%
Communication Services	1,119	802	39.5%

Total	$2,572	$1,860	38.3%

Cost of services:
Unified Communications	$177,495	$168,553	5.3%
Communication Services	166,229	149,209	11.4%
Intersegment eliminations	(13,356)	(5,823)	NM

Total	$330,368	$311,939	5.9%

Selling, general and administrative expenses:
Unified Communications	$138,080	$126,739	8.9%
Communication Services	103,120	100,609	2.5%
Intersegment eliminations	(2,419)	(1,330)	NM

Total	$238,781	$226,018	5.6%

Operating income:
Unified Communications	$96,325	$113,156	-14.9%	$105,946
Communication Services	25,589	21,582	18.6%	33,789

Total	$121,914	$134,738	-9.5%	$139,735

Operating margin:
Unified Communications	23.4%	27.7%		25.7%
Communication Services	8.7%	8.0%		11.5%

Total	17.6%	20.0%		20.2%

SELECTED OPERATING DATA[1]:
Revenue from platform-based services	$506,598	$494,934	2.4%
Revenue from agent services	$188,903	$181,211	4.2%

[1]	Platform-based businesses include the Unified Communications segment, public safety and telecom services. Platform-based and agent services revenue are presented prior to intercompany eliminations.

WEST CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except selected per share and operating data)

	Six Months Ended June 30,
	2014	2013		2014
	Actual	Actual	% Change	Adjusted (3)
Revenue	$1,367,215	$1,332,919	2.6%	$1,367,215
Cost of services	647,050	621,006	4.2%	647,050
Selling, general and administrative expenses	476,394	483,885	-1.5%	442,293

Operating income	243,771	228,028	6.9%	277,872
Interest expense, net	97,317	130,068	-25.2%	87,563
Subordinated debt call premium and accelerated amortization of deferred financing costs	—	23,105	NM	—
Other expense (income), net	(3,107)	99	NM	(3,107)

Income before tax	149,561	74,756	100.1%	193,416
Income tax	55,524	28,033	98.1%	71,805

Net income	$94,037	$46,723	101.3%	$121,611

Weighted average shares outstanding:
Basic	83,879	73,716		83,879
Diluted	85,312	75,151		85,312

Earnings per share:
Basic	$1.12	$0.63	77.8%	$1.45
Diluted	$1.10	$0.62	77.4%	$1.43

SELECTED SEGMENT DATA:
Revenue:
Unified Communications	$816,817	$803,502	1.7%
Communication Services	580,359	540,569	7.4%
Intersegment eliminations	(29,961)	(11,152)	NM

Total	$1,367,215	$1,332,919	2.6%

Depreciation:
Unified Communications	$38,210	$34,882	9.5%
Communication Services	20,808	20,895	-0.4%

Total	$59,018	$55,777	5.8%

Amortization:
Unified Communications - SG&A	$13,522	$13,422	0.7%
Communication Services - COS	5,917	5,095	16.1%
Communication Services - SG&A	12,653	14,486	-12.7%
Corporate - deferred financing costs	9,754	9,178	6.3%
Corporate - accelerated amortization of deferred financing costs	—	6,603	NM

Total	$41,846	$48,784	-14.2%

Share-based Compensation
Unified Communications	$3,490	$2,846	22.6%
Communication Services	2,714	2,204	23.1%

Total	$6,204	$5,050	22.9%

Cost of services:
Unified Communications	$344,515	$332,106	3.7%
Communication Services	328,919	297,636	10.5%
Intersegment eliminations	(26,384)	(8,736)	NM

Total	$647,050	$621,006	4.2%

Selling, general and administrative expenses:
Unified Communications	$275,282	$277,274	-0.7%
Communication Services	204,689	209,027	-2.1%
Intersegment eliminations	(3,577)	(2,416)	NM

Total	$476,394	$483,885	-1.5%

Operating income:
Unified Communications	$197,020	$194,122	1.5%	$214,947
Communication Services	46,751	33,906	37.9%	62,925

Total	$243,771	$228,028	6.9%	$277,872

Operating margin:
Unified Communications	24.1%	24.2%		26.3%
Communication Services	8.1%	6.3%		10.8%

Total	17.8%	17.1%		20.3%

SELECTED OPERATING DATA[1]:
Revenue from platform-based services	$1,001,728	$976,372	2.6%
Revenue from agent services	$373,173	$363,100	2.8%

[1]	Platform-based businesses include the Unified Communications segment, public safety and telecom services. Platform-based and agent services revenue are presented prior to intercompany eliminations.

WEST CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30,	December 31,	%
	2014	2013	Change
Current assets:
Cash and cash equivalents	$159,701	$230,041	-30.6%
Trust and restricted cash	22,549	21,679	4.0%
Accounts receivable, net	467,938	450,189	3.9%
Deferred income taxes receivable	3,401	—	NM
Prepaid assets	58,644	36,032	62.8%
Other current assets	86,430	83,629	3.3%

Total current assets	798,663	821,570	-2.8%
Net property and equipment	375,362	364,765	2.9%
Goodwill	2,037,730	1,823,921	11.7%
Other assets	664,198	476,008	39.5%

Total assets	$3,875,953	$3,486,264	11.2%

Current liabilities	$534,315	$457,642	16.8%
Long-term obligations	3,686,593	3,513,470	4.9%
Other liabilities	327,785	255,324	28.4%

Total liabilities	4,548,693	4,226,436	7.6%

Stockholders’ deficit	(672,740)	(740,172)	9.1%

Total liabilities and stockholders’ deficit	$3,875,953	$3,486,264	11.2%

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income Reconciliation

Adjusted operating income is not a measure of financial performance under generally accepted accounting principles (“GAAP”). The Company believes adjusted operating income provides a relevant measure of operating profitability and a useful basis for evaluating the ongoing operations of the Company. Adjusted operating income is used by the Company to assess operating income before the impact of IPO-related expenses, expenses terminated in connection with the IPO, M&A and acquisition-related costs and certain non-cash items. Adjusted operating income should not be considered in isolation or as a substitute for operating income or other profitability data prepared in accordance with GAAP. Adjusted operating income, as presented, may not be comparable to similarly titled measures of other companies. Set forth below is a reconciliation of adjusted operating income to operating income.

Reconciliation of Adjusted Operating Income from Operating Income

Unaudited, in thousands

	Three Months Ended June 30,
	2014	2013	% Change
Operating income	$121,914	$134,738	-9.5%
Amortization of acquired intangible assets	13,853	13,947
Share-based compensation	2,572	1,860
M&A and acquisition related costs	1,396	282

Adjusted operating income	$139,735	$150,827	-7.4%

	Six Months Ended June 30,
	2014	2013	% Change
Operating income	$243,771	$228,028	6.9%
Amortization of acquired intangible assets	26,175	27,908
Share-based compensation	6,204	5,050
Sponsor management/termination fee	—	25,000
IPO bonus	—	2,975
M&A and acquisition related costs	1,722	751

Adjusted operating income	$277,872	$289,712	-4.1%

Adjusted Net Income and Adjusted Earnings per Share Reconciliation

Adjusted net income and adjusted earnings per share (EPS) are non-GAAP measures. The Company believes these measures provide a useful indication of profitability and basis for assessing the operations of the Company without the impact of IPO-related expenses, expenses terminated in connection with the IPO, bond redemption premiums, M&A and acquisition related costs and certain non-cash items.

Adjusted net income should not be considered in isolation or as a substitute for net income or other profitability metrics prepared in accordance with GAAP. Adjusted net income, as presented, may not be comparable to similarly titled measures of other companies.

Set forth below is a reconciliation of adjusted net income to net income.

Reconciliation of Adjusted Net Income from Net Income

Unaudited, in thousands except per share

	Three Months Ended June 30,
	2014	2013	% Change
Net income	$47,759	$43,668	9.4%

Amortization of acquired intangible assets	13,853	13,947
Amortization of deferred financing costs	4,880	4,524
Accelerated amortization of deferred financing costs	—	6,603
Share-based compensation	2,572	1,860
M&A and acquisition related costs	1,396	282

Pre-tax total	22,701	27,216
Income tax expense on adjustments	8,428	10,206

Adjusted net income	$62,032	$60,678	2.2%

Diluted shares outstanding	85,398	84,943
Adjusted EPS - diluted	$0.73	$0.71	2.8%

	Six Months Ended June 30,
	2014	2013	% Change
Net income	$94,037	$46,723	101.3%

Amortization of acquired intangible assets	26,175	27,908
Amortization of deferred financing costs	9,754	9,178
Accelerated amortization of deferred financing costs	—	6,603
Share-based compensation	6,204	5,050
Sponsor management/termination fee	—	25,000
IPO bonus	—	2,975
Subordinated debt call premium	—	16,502
M&A and acquisition related costs	1,722	751

Pre-tax total	43,855	93,967
Income tax expense on adjustments	16,281	35,238

Adjusted net income	$121,611	$105,452	15.3%

Diluted shares outstanding	85,312	75,151
Adjusted EPS - diluted	$1.43	$1.40	2.1%

Free Cash Flow Reconciliation

The Company believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt service, stock repurchases and distribution of earnings to shareholders. Free cash flow is calculated as cash flows from operations less cash capital expenditures. Free cash flow is not a measure of financial performance under GAAP. Free cash flow should not be considered in isolation or as a substitute for cash flows from operations or other liquidity measures prepared in accordance with GAAP. Free cash flow, as presented, may not be comparable to similarly titled measures of other companies. Set forth below is a reconciliation of free cash flow to cash flows from operations.

Reconciliation of Free Cash Flow from Operating Cash Flow

Unaudited, in thousands

	Three Months Ended June 30,
	2014	2013	% Change
Cash flows from operations	$116,351	$94,998	22.5%
Cash capital expenditures	39,906	25,985	53.6%

Free cash flow	$76,445	$69,013	10.8%

	Six Months Ended June 30,
	2014	2013	% Change
Cash flows from operations	$201,829	$193,664	4.2%
Cash capital expenditures	75,434	59,527	26.7%

Free cash flow	$126,395	$134,137	-5.8%

EBITDA and Adjusted EBITDA Reconciliation

The common definition of EBITDA is “earnings before interest expense, taxes, depreciation and amortization.” In evaluating liquidity and performance, the Company uses earnings before interest expense, share based compensation, taxes, depreciation and amortization, M&A and acquisition-related costs and one-time IPO-related expenses, or “adjusted EBITDA.” EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flows data prepared in accordance with GAAP. EBITDA and adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. EBITDA and adjusted EBITDA are used by certain investors as measures to assess the Company’s ability to service debt. Adjusted EBITDA is also used in the Company’s debt covenants, although the precise adjustments used to calculate adjusted EBITDA included in the Company’s credit facility and indentures vary in certain respects among such agreements and from those presented below. Certain adjustments to adjusted EBITDA were excluded from the calculations below consistent with the adjustments made for adjusted operating income and adjusted net income. Set forth below is a reconciliation of EBITDA and adjusted EBITDA to cash flows from operations and net income.

Reconciliation of EBITDA and Adjusted EBITDA from Operating Cash Flow

Unaudited, in thousands

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Cash flows from operating activities	$116,351	$94,998	$201,829	$193,664
Income tax expense	28,199	26,200	55,524	28,033
Deferred income tax benefit (expense)	12,672	(4,664)	9,549	(9,007)
Interest expense and other financing charges	48,643	64,249	97,936	153,943
Provision for share-based compensation	(2,572)	(1,860)	(6,204)	(5,050)
Amortization of deferred financing costs	(4,880)	(4,524)	(9,754)	(9,178)
Accelerated amortization of deferred financing costs	—	(6,603)	—	(6,603)
Other	(1)	(10)	(6)	(37)
Changes in operating assets and liabilities, net of business acquisitions	(26,932)	10,754	(10,267)	(28,286)

EBITDA	171,480	178,540	338,607	317,479
Provision for share-based compensation	2,572	1,860	6,204	5,050
Sponsor management/termination fee	—	—	—	25,000
IPO bonus	—	—	—	2,975
M&A and acquisition related costs	1,396	282	1,722	751

Adjusted EBITDA	$175,448	$180,682	$346,533	$351,255

Reconciliation of EBITDA and Adjusted EBITDA from Net Income

Unaudited, in thousands

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income	$47,759	$43,668	$94,037	$46,723
Interest expense and other financing charges	48,643	64,249	97,936	153,943
Depreciation and amortization	46,879	44,423	91,110	88,780
Income tax expense	28,199	26,200	55,524	28,033

EBITDA	171,480	178,540	338,607	317,479
Provision for share-based compensation	2,572	1,860	6,204	5,050
Sponsor management/termination fee	—	—	—	25,000
IPO bonus	—	—	—	2,975
M&A and acquisition related costs	1,396	282	1,722	751

Adjusted EBITDA	$175,448	$180,682	$346,533	$351,255

Unaudited, in thousands

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Cash flows from operating activities	$116,351	$94,998	$201,829	$193,664
Cash flows used in investing activities	$(382,855)	$(27,039)	$(418,229)	$(61,002)
Cash flows from (used in) financing activities	$167,453	$(503,274)	$144,737	$(93,693)

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